Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated April 16, 2012 on the balance sheet of AEI Core Property Income Trust, Inc. (the Company) as of December 31, 2011, and the related statements of operations and stockholder’s equity, and cash flows and for the period from June 15, 2011 (date of inception) to December 31, 2011, in the prospectus for the Company and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

                            /s/ Boulay, Heutmaker, Zibell & Co.

Minneapolis, Minnesota
April 16, 2012